Exhibit 99.1

PRESS RELEASE	AMERICAN RAILCAR INDUSTRIES, INC. 100 Clark Street, St. Charles, Missouri 63301 www.americanrailcar.com

FOR RELEASE: APRIL 24, 2013	CONTACT:	Dale C. Davies
Michael Obertop
636.940.6000

AMERICAN RAILCAR INDUSTRIES, INC. REPORTS STRONG FIRST QUARTER 2013

First Quarter 2013 Highlights

•	Consolidated Revenues totaled $195.1 million

•	Adjusted EBITDA of $42.8 million

•	Net earnings of $0.84 per share

•	Railcar shipments of approximately 1,900 railcars

St. Charles, MO, April 24, 2013 – American Railcar Industries, Inc. (ARI or the Company) (NASDAQ: ARII) today reported its first quarter 2013 financial results. “We are pleased with another strong quarter of operating results, driven by strong shipments of tank railcars, which provided us with a favorable sales mix and good earnings,” said James Cowan, President and CEO of ARI.

First Quarter Summary

Total consolidated revenues were $195.1 million for the first quarter of 2013, up 7% when compared to $181.6 million for the same period in 2012. Revenues increased primarily due to an increase in revenues for the manufacturing and leasing segments.

Manufacturing segment revenues were $228.4 million for the first quarter of 2013, an increase of 8% over the $211.9 million for the same period in 2012. The primary reason for the increase was a shift in the sales mix to more tank railcars, partially offset by a decrease in the volume of hopper railcar shipments. Manufacturing segment revenues for the first quarter of 2013 included estimated revenues of $55.4 million related to railcars built for the Company’s lease fleet, compared to estimated revenues of $47.5 million in the first quarter of 2012 related to railcars built for the lease fleet. Such revenues are based on an estimated fair market value of the leased railcars as if they had been sold to a third party, and are eliminated in consolidation. Revenues for railcars built for the Company’s lease fleet are not recognized in consolidated revenues as a railcar sale, but are recognized over the term of the lease in accordance with the monthly lease revenues. Railcars built for the lease fleet represented 28% of ARI’s railcar shipments during the first quarter of 2013 compared to 21% for the same period in 2012.

Leasing segment revenues were $6.5 million for the first quarter of 2013, an increase of $5.1 million over the $1.4 million for the same period in 2012. The primary reason for the increase in revenue was an increase in the number of railcars on lease. We had approximately 3,120 railcars in the Company’s lease fleet at the end of the first quarter of 2013, compared to approximately 950 railcars at the end of the same period in 2012.

Consolidated earnings from operations for the first quarter of 2013 were $31.2 million, an increase of 31% over the $23.8 million for the same period in 2012. Operating margins were 16% for the first quarter of 2013 compared to 13% for the comparable quarter of 2012. The increase in consolidated earnings was primarily due to an increase in the Company’s manufacturing earnings from operations, partially offset by an increase in the Company’s selling, general and administrative expenses driven by an increase in our share-based compensation expense, as a result of a significant increase in our stock price. The Company’s share-based compensation fluctuates with our stock price. In the first quarter of 2013, our stock price increased approximately $15 per share compared to the stock price remaining flat during the same period in 2012.

Manufacturing earnings from operations were $43.8 million for the first quarter of 2013 compared to $34.1 million for the same period in 2012. This increase was due primarily to a higher mix of tank railcars as well as operating leverage and efficiencies achieved as a result of strong tank railcar production volumes, partially offset by lower hopper railcar shipments. The Company also continued to benefit from cost savings achieved by the vertical integration projects put in place during the past several years. Manufacturing earnings from operations for the first quarter of 2013 included $9.8 million of estimated profit on railcars built for the Company’s lease fleet, which is eliminated in consolidation and is based on an estimated fair market value of revenues as if the railcars had been sold to a third party, less the cost to manufacture.

EBITDA, adjusted to exclude share-based compensation and other income on short term investments (Adjusted EBITDA), was $42.8 million for the first quarter of 2013 compared to $30.3 million for the comparable quarter of 2012. The increase resulted primarily from increased earnings from operations, partially offset by losses incurred by the Company’s joint ventures. The joint venture loss is largely due to softer railcar demand for railcar types other than tank railcars, which adversely impacted demand for the Company’s domestic joint venture products. A reconciliation of the Company’s net earnings to EBITDA and Adjusted EBITDA (both non-GAAP financial measures) is set forth in the supplemental disclosure attached to this press release.

Cash Flow and Liquidity

The Company’s strong earnings have contributed to cash flow from operations in the first quarter of 2013 of $18.6 million. As a result of continued growth of the Company’s lease fleet and redemption of the remaining $175 million of senior unsecured notes during the first quarter of 2013, the Company’s cash balance was $56.0 million at March 31, 2013. The Company anticipates making the final draw of $50 million in May 2013 under the lease fleet financing put in place in December 2012.

At the board meeting in April, the Company’s board of directors declared a cash dividend of $0.25 per share of common stock of the Company to shareholders of record as of June 17, 2013 that will be paid on June 27, 2013.

Backlog

ARI’s backlog as of March 31, 2013 was approximately 6,400 railcars, including approximately 2,080 railcars for lease. ARI had approximately 7,060 railcars in its backlog as of December 31, 2012, including approximately 1,810 railcars for lease.

Conference Call and Webcast

ARI will host a webcast and conference call on Thursday, April 25, 2013 at 10:00 am (Eastern Time) to discuss the Company’s first quarter 2013 financial results. To participate in the webcast, please log-on to ARI’s investor relations page through the ARI website at www.americanrailcar.com. To participate in the conference call, please dial 877-745-9389. Participants are asked to log-on to the ARI website or dial in to the conference call approximately 10 to 15 minutes prior to the start time. An audio replay of the call will also be available on the Company’s website promptly following the earnings call.

About ARI

ARI is a leading North American designer and manufacturer of hopper and tank railcars. ARI and its subsidiaries sell and lease railcars manufactured by the Company to certain markets. In addition, ARI repairs and refurbishes railcars, provides fleet management services and designs and manufactures certain railcar and industrial components. ARI provides its railcar customers with integrated solutions through a comprehensive set of high quality products and related services. More information about American Railcar Industries, Inc. is available on its website at www.americanrailcar.com.

Forward Looking Statement Disclaimer

This press release contains statements relating to expected financial performance and/or future business prospects, events and plans that are forward-looking statements. Forward-looking statements represent the Company’s estimates and assumptions only as of the date of this press release. Such statements include, without limitation, statements regarding industry trends, customer demand for the Company’s products, the Company’s strategic objectives and long-term strategies, the growth of the Company’s leasing business, anticipated future production rates, the Company’s plans regarding future dividends, the Company’s joint ventures, the Company’s backlog and any implication that the Company’s backlog may be indicative of future revenues. These forward-looking statements are subject to known and unknown risks and uncertainties that could cause actual results to differ materially from the results described in or anticipated by the Company’s forward-looking statements. The payment of future dividends, if any, and the amount thereof, will be at the discretion of ARI’s board of directors and will depend upon the Company’s operating results, strategic plans, capital requirements, financial condition, provisions of its borrowing arrangements, applicable law and other factors the Company’s board of directors considers relevant. Other potential risks and uncertainties include, among other things: basing financial or other information on judgments or estimates based on future performance or events; the impact of an economic downturn, adverse market conditions and restricted credit markets; ARI’s reliance upon a small number of customers that represent a large percentage of revenues and backlog; the health of and prospects for the overall railcar industry; prospects in light of the cyclical nature of the railcar manufacturing business; the highly competitive nature of the railcar manufacturing industry; the conversion of ARI’s railcar backlog into revenues; anticipated trends relating to shipments, leasing, railcar services, revenues, financial condition or results of operations; the Company’s ability to manage overhead and variations in production rates; fluctuating costs of raw materials, including steel and railcar components and delays in the delivery of such raw materials and components; fluctuations in the supply of components and raw materials that ARI uses in railcar manufacturing; the risk of being unable to market or remarket railcars for sale or lease at favorable prices or on favorable terms or at all; the anticipated financing needs, the ongoing benefits and risks related to the Company’s relationship with Mr. Carl Icahn (the chairman of the Company’s board of directors and, through his holdings of Icahn Enterprises L.P., the Company’s principal beneficial stockholder) and certain of his affiliates; the anticipated production schedules for our products and the anticipated financing needs, construction and production schedules of our joint ventures; the risks associated with potential joint ventures, potential acquisitions or new business endeavors; the implementation, integration with other systems or ongoing management of the Company’s new enterprise resource planning system; the international economic and political risks related to ARI’s joint ventures’ current and potential international operations; the risk of the lack of acceptance of new railcar offerings by ARI’s customers and the risk of initial production costs for the Company’s new railcar offerings being significantly higher than expected; the sufficiency of the Company’s liquidity and capital resources; compliance with covenants contained in the Company’s Lease Fleet Financing; the impact and anticipated benefits of any acquisitions ARI may complete; the impact and costs and expenses of any litigation ARI may be subject to now or in the future; and the additional risk factors described in ARI’s filings with the Securities and Exchange Commission. The Company expressly disclaims any duty to provide updates to any forward-looking statements made in this press release, whether as a result of new information, future events or otherwise.

AMERICAN RAILCAR INDUSTRIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per share amounts)

	March 31, 2013	December 31, 2012
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$56,004	$205,045
Short-term investments—available for sale securities	—	12,557
Accounts receivable, net	32,348	36,100
Accounts receivable, due from related parties	13,659	3,539
Income taxes receivable	1,581	—
Inventories, net	86,263	110,075
Deferred tax assets	9,126	4,114
Prepaid expenses and other current assets	5,149	3,917

Total current assets	204,130	375,347
Property, plant and equipment, net	157,376	155,893
Railcars on operating lease, net	261,845	220,282
Deferred debt issuance costs	2,032	2,374
Goodwill	7,169	7,169
Investments in and loans to joint ventures	43,179	44,536
Other assets	7,774	4,157

Total assets	$683,505	$809,758

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$44,526	$64,971
Accounts payable, due to related parties	770	2,831
Accrued expenses and taxes	8,728	8,432
Accrued compensation	17,261	17,940
Accrued interest expense	271	4,465
Short-term debt, including current portion of long-term debt	4,995	2,755

Total current liabilities	76,551	101,394
Long-term debt, net of current portion	144,677	272,245
Deferred tax liability	68,141	53,466
Pension and post-retirement liabilities	9,151	9,518
Other liabilities	4,335	3,670

Total liabilities	302,855	440,293
Commitments and contingencies
Stockholders’ equity:
Common stock, $0.01 par value, 50,000,000 shares authorized, 21,352,297 shares issued and outstanding as of both March 31, 2013 and December 31, 2012	213	213
Additional paid-in capital	239,609	239,609
Retained earnings	142,629	130,030
Accumulated other comprehensive loss	(1,801)	(387)

Total stockholders’ equity	380,650	369,465

Total liabilities and stockholders’ equity	$683,505	$809,758

AMERICAN RAILCAR INDUSTRIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts, unaudited)

	For the Three Months Ended March 31,
	2013	2012
Revenues:
Manufacturing (including revenues from affiliates of $63,078 and $0 for the three months ended March 31, 2013 and 2012, respectively)	$172,975	$164,313
Railcar leasing	6,543	1,380
Railcar services (including revenues from affiliates of $4,608 and $5,171 for the three months ended March 31, 2013 and 2012, respectively)	15,592	15,906

Total revenues	195,110	181,599
Cost of revenues:
Manufacturing	(137,123)	(137,561)
Railcar leasing	(2,904)	(741)
Railcar services	(12,589)	(12,928)

Total cost of revenues	(152,616)	(151,230)
Gross profit	42,494	30,369
Selling, general and administrative (including costs to related parties of $380 and $145 for the three months ended March 31, 2013 and 2012, respectively)	(11,265)	(6,564)

Earnings from operations	31,229	23,805
Interest income (including income from related parties of $681 and $745 for the three months ended March 31, 2013 and 2012, respectively)	691	778
Interest expense	(3,000)	(5,126)
Loss on debt extinguishment	(392)	—
Other income (including income from a related party of $4 and $3 for the three months ended March 31, 2013 and 2012, respectively)	1,996	3
Earnings (loss) from joint ventures	(973)	414

Earnings before income taxes	29,551	19,874
Income tax expense	(11,614)	(7,870)

Net earnings	$17,937	$12,004

Net earnings per common share—basic and diluted	$0.84	$0.56
Weighted average common shares outstanding—basic and diluted	21,352	21,352
Cash dividends paid per common share	$0.25	$—

AMERICAN RAILCAR INDUSTRIES, INC. AND SUBSIDIARIES

SEGMENT DATA

(In thousands, unaudited)

	Revenues			Earnings (Loss) from Operations
	External	Intersegment	Total	External	Intersegment	Total
For the Three Months Ended March 31, 2013
Manufacturing	$172,975	$55,408	$228,383	$33,979	$9,782	$43,761
Railcar Leasing	6,543	—	6,543	2,163	4	2,167
Railcar Services	15,592	49	15,641	2,305	43	2,348
Corporate	—	—	—	(7,218)	—	(7,218)
Eliminations	—	(55,457)	(55,457)	—	(9,829)	(9,829)

Total Consolidated	$195,110	$—	$195,110	$31,229	$—	$31,229

For the Three Months Ended March 31, 2012
Manufacturing	$164,313	$47,549	$211,862	$25,152	$8,922	$34,074
Railcar Leasing	1,380	—	1,380	596	6	602
Railcar Services	15,906	29	15,935	2,343	(6)	2,337
Corporate	—	—	—	(4,286)	—	(4,286)
Eliminations	—	(47,578)	(47,578)	—	(8,922)	(8,922)

Total Consolidated	$181,599	$—	$181,599	$23,805	$—	$23,805

AMERICAN RAILCAR INDUSTRIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands, unaudited)

	For the Three Months Ended March 31,
	2013	2012
Operating activities:
Net earnings	$17,937	$12,004
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation	6,535	5,402
Amortization of deferred costs	183	175
Gain on disposal of property, plant and equipment	—	(34)
Share-based compensation	6,008	696
(Earnings) loss from joint ventures	973	(414)
Provision for deferred income taxes	10,287	7,705
Adjustment to provision for losses on accounts receivable	(12)	(17)
Items related to investing activities:
Realized again on sale of short-term investments—available for sale securities	(2,008)	—
Items related to financing activities:
Loss on debt extinguishment	392	—
Changes in operating assets and liabilities:
Accounts receivable, net	3,754	(11,184)
Accounts receivable, due from related parties	(10,128)	1,651
Income taxes receivable	(1,645)	—
Inventories, net	23,793	(9,153)
Prepaid expenses and other current assets	(1,232)	(633)
Accounts payable	(20,441)	4,571
Accounts payable, due to related parties	(2,061)	(329)
Accrued expenses and taxes	(9,939)	(2,225)
Other	(3,820)	(566)

Net cash provided by operating activities	18,576	7,649
Investing activities:
Purchases of property, plant and equipment	(6,141)	(1,337)
Capital expenditures—leased railcars	(43,619)	(40,072)
Proceeds from the sale of property, plant and equipment	—	38
Proceeds from the sale of short-term investments—available for sale securities	12,699	—
Proceeds from repayments of loans by joint ventures	500	—
Investments in and loans to joint ventures	(136)	(583)

Net cash used in investing activities	(36,697)	(41,954)
Financing activities:
Repayment of long-term debt	(175,328)	—
Proceeds from long-term debt	50,000	—
Payment of common stock dividends	(5,338)	—
Debt issuance costs	(212)	—

Net cash used in financing activities	(130,878)	—

Effect of exchange rate changes on cash and cash equivalents	(42)	20

Decrease in cash and cash equivalents	(149,041)	(34,285)
Cash and cash equivalents at beginning of period	205,045	307,172

Cash and cash equivalents at end of period	$56,004	$272,887

AMERICAN RAILCAR INDUSTRIES, INC. AND SUBSIDIARIES

RECONCILIATION OF NET EARNINGS TO EBITDA AND ADJUSTED EBITDA

(In thousands, unaudited)

	For the Three Months Ended March 31,
	2013	2012
Net earnings	$17,937	$12,004
Income tax expense	11,614	7,870
Interest expense	3,000	5,126
Loss on debt extinguishment	392	—
Interest income	(691)	(778)
Depreciation	6,535	5,402

EBITDA	$38,787	$29,624
Other income related to short-term investments	(2,008)	—
Expense related to stock appreciation rights compensation [1]	6,008	696

Adjusted EBITDA	$42,787	$30,320

[1]	SARs are cash settled at time of exercise

EBITDA represents net earnings before income tax expense, interest expense (income), loss on debt extinguishment and depreciation of property, plant and equipment. The Company believes EBITDA is useful to investors in evaluating ARI’s operating performance compared to that of other companies in the same industry. In addition, ARI’s management uses EBITDA to evaluate operating performance. The calculation of EBITDA eliminates the effects of financing, income taxes and the accounting effects of capital spending. These items may vary for different companies for reasons unrelated to the overall operating performance of a company’s business. EBITDA is not a financial measure presented in accordance with U.S. generally accepted accounting principles (U.S. GAAP). Accordingly, when analyzing the Company’s operating performance, investors should not consider EBITDA in isolation or as a substitute for net earnings, cash flows provided by operating activities or other statement of operations or cash flow data prepared in accordance with U.S. GAAP. The calculation of EBITDA is not necessarily comparable to that of other similarly titled measures reported by other companies.

Adjusted EBITDA represents EBITDA before share-based compensation related to stock appreciation rights (SARs) and other income related to our short-term investments. Management believes that Adjusted EBITDA is useful to investors in evaluating the Company’s operating performance, and therefore uses Adjusted EBITDA for that purpose. The Company’s SARs, which settle in cash, are revalued each period based primarily upon changes in ARI’s stock price. Management believes that eliminating the expense associated with share-based compensation and income associated with short-term investments allows management and ARI’s investors to understand better the operating results independent of financial changes caused by the fluctuating price and value of the Company’s common stock and short-term investments. Adjusted EBITDA is not a financial measure presented in accordance with U.S. GAAP. Accordingly, when analyzing operating performance, investors should not consider Adjusted EBITDA in isolation or as a substitute for net earnings, cash flows provided by (used in) operating activities or other statements of operations or cash flow data prepared in accordance with U.S. GAAP. The Company’s calculation of Adjusted EBITDA is not necessarily comparable to that of other similarly titled measures reported by other companies.